Exhibit 10.33

FIRST AMENDMENT

TO

CREDIT AGREEMENT

This FIRST AMENDMENT (this “First Amendment”) dated as of February 8, 2008 (the “Approval Date”) by and among NCO GROUP, INC. (the “Parent Borrower”), NCO FINANCIAL SYSTEMS, INC. (the “Subsidiary Borrower” and, together with the Parent Borrower, the “Borrower”), certain Guarantors under the Credit Agreement (as defined below) (the “Guarantors”), CITIZENS BANK OF PENNSYLVANIA (“Citizens”), and RBS SECURITIES CORPORATION d/b/a RBS GREENWICH CAPITAL (“RBSGC”), as lead arranger and bookrunner (the “Lead Arranger”) and the Lenders pursuant to the Credit Agreement (the “Lenders”), is entered into in connection with that certain CREDIT AGREEMENT dated as of November 15, 2006 (without giving effect to the First Amendment, the “Existing Credit Agreement” and as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Collect Acquisition Corp. (the “Initial Borrower”), the Initial Subsidiary Borrower, Collect Holdings, Inc., a Delaware corporation, the Subsidiary Guarantors party thereto, the Lenders party thereto, the Issuing Banks, the Swing Line Bank, Morgan Stanley & Co. Incorporated (“MS&Co”), as collateral agent for the Secured Parties and Morgan Stanley Senior Funding, Inc. (“MSSF’) as administrative agent for the Lender Parties. All capitalized terms not otherwise defined herein have the meanings set forth in the Credit Agreement giving effect to this First Amendment (the “As-Amended Credit Agreement”).

A. Pursuant to an Agreement and Plan of Merger dated July 21, 2006 among Collect Holdings, Inc., Collect Acquisition Corp. and NCO Group, Inc., NCO Group, Inc. merged with and into Collect Acquisition Corp., and Collect Acquisition Corp. subsequently changed its name to “NCO Group, Inc.”

B. Pursuant to an Agreement and Plan of Merger dated February 27, 2007 between Collect Holdings, Inc. and NCO Group, Inc. (f/k/a Collect Acquisition Corp.), NCO Group, Inc. merged with and into Collect Holdings, Inc. and Collect Holdings, Inc. subsequently changed its name to “NCO Group, Inc.” NCO Group, Inc. (f/k/a Collect Holdings, Inc.) is now the “Initial Borrower” pursuant to the Existing Credit Agreement and in this First Amendment is referred to as the “Initial Borrower” or the “Parent Borrower.”

C. Pursuant to an Agreement and Plan of Merger by and among Outsourcing Solutions Inc. (“OSI”), the Parent Borrower and NCO Acquisition Sub, Inc. (“Acquisition Sub”) dated as of December 11, 2007 (the “Merger Agreement”), Acquisition Sub will merge with and into OSI and OSI will become a wholly-owned subsidiary of the Parent Borrower (the “Merger”).

D. The Borrower has requested that the Existing Credit Agreement be amended to, among other things, allow an increase of up to $139 million in the aggregate amount of the Term B Commitments, change certain Applicable Margins and make certain other modifications.

E. The Required Lenders are willing to approve such amendments on the terms and subject to the conditions of this First Amendment.

F. As of the Approval Date, Parent Borrower, Subsidiary Borrower and Required Lenders have executed and delivered to Citizens counterparts of their First Amendment, Citizen has executed the New Administrative Agent Signature Page to this First Amendment, and Citizens has delivered to MS&Co. and MSSF copies of this First Amendment, as so executed by Required Lenders, Parent Borrower and Subsidiary Borrower, and Citizens.

1

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendment of the Credit Agreement. The Credit Agreement is hereby amended, effective as of the First Amendment Effective Date, as follows:

1. Section 1.01 of the Credit Agreement (Certain Defined Terms) is hereby amended by inserting the following definitions in alphabetical order:

“Add-on Term B Advance” has the meaning specified in Section 2.01(a). As used in this Agreement, the term “Term B Advance” shall include both the Initial Term B Advances and the Add-on Term B Advances.

“Add-on Term B Commitment” means with respect to any Term B Lender at any time, the amount of Term B Commitments set forth opposite such Lender’s name on Schedule I hereto under the caption “Add-on Term B Commitment,” which shall be no more than $139 million in the aggregate. As used in this Agreement, the term “Term B Commitments” shall include the Add-on Term B Commitments. The only unfunded Term B Commitments as of the First Amendment Effective Date are the Add-on Term B Commitments.

“Add-on Term B Lender” means any Lender with an Add-on Term B Commitment or an Add-on Term B Advance made pursuant to an Add-on Term B Commitment.

“First Amendment” means that certain First Amendment to Credit Agreement dated February 8, 2008 among the Initial Borrower, the Initial Subsidiary Borrower, the Guarantors, Citizens, RBSGC and the Lenders.

“First Amendment Effective Date” has the meaning specified in Section 3 of the First Amendment.

“Initial Term B Advance” has the meaning specified in Section 2.01(a).

2. Section 1.01 of the Credit Agreement (Certain Defined Terms) is hereby amended as follows:

(i) The definition of “Advance” is hereby amended by deletion of the words “or an Advance under an Incremental Facility.”

(ii) The definition of “Applicable Margin” is hereby amended by deletion of parts (c) and (d) thereof, and by the replacement of part (c) thereof with the following:

(c) in respect of the Term B Facility, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	Eurodollar Rate Advances
Level I Less than 3.5:1.0	3.00%	4.00%
Level II 3.5:1.0 or greater	3.25%	4.25%

(iii) The definition of “Appropriate Lender” is hereby amended by deletion of the words: “or any Incremental Facility”.

(iv) The definition of “Commitment” is hereby amended by deletion of the following: “, an Incremental Term Commitment or an Incremental Revolving Credit Commitment”.

(v) The definition of “Facility” is hereby amended by deletion of the words: “or any Incremental Facility”.

(vi) The following sentence is hereby added to the end of the definition of “Portfolio JV”: “Portfolio JVs may include entities which are 50% (or less) owned by the Loan Parties.”

3. Section 1.01 is hereby amended by deletion of the following definitions in their entirety:

The definition of “Incremental Revolving Credit Commitment”.

The definition of “Incremental Revolving Credit Facility”.

The definition of “Incremental Term Commitment”.

The definition of “Incremental Facility”.

4. Section 2.01 is hereby amended by deleting clause (a) in its entirety and the insertion of the following provision as the new clause (a) thereof:

(a) The Term B Advances. (i) Each Term B Lender as of the Effective Date that had a Term B Commitment as of the Effective Date made a single advance (an “Initial Term B Advance”) to the Initial Borrower and/or the Initial Subsidiary Borrower on the Effective Date in the amount of such Lender’s Term B Commitment at such time. The aggregate amount of Term B Commitments as of the Effective Date was $465 million. (ii) Each Term B Lender that has an Add-on Term B Commitment severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an “Add-on Term B Advance”) to the Initial Borrower and/or the Initial Subsidiary Borrower on the First Amendment Effective Date in an amount not to exceed such Lender’s unfunded Term B Commitment at such time. The Term B Borrowing on the First Amendment Effective Date shall consist of Term B Advances made simultaneously by the Term B Lenders ratably according to their Add-on Term B Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

5. Section 2.04 is hereby amended by deleting the table in clause (a) in its entirety and replacing it with the following:

Date	Amount
March 31, 2008	$1,513,510.10
June 30, 2008	$1,513,510.10
September 30, 2008	$1,513,510.10
December 31, 2008	$1,513,510.10
March 31, 2009	$1,513,510.10
June 30, 2009	$1,513,510.10
September 30, 2009	$1,513,510.10
December 31, 2009	$1,513,510.10
March 31, 2010	$1,513,510.10
June 30, 2010	$1,513,510.10
September 30, 2010	$1,513,510.10
December 31, 2010	$1,513,510.10
March 31, 2011	$1,513,510.10
June 30, 2011	$1,513,510.10
September 30, 2011	$1,513,510.10
December 31, 2011	$1,513,510.10
March 31, 2012	$1,513,510.10
June 30, 2012	$1,513,510.10
September 30, 2012	$1,513,510.10
December 31, 2012	$1,513,510.10
March 31, 2013	$1,513,510.10
Termination Date in respect of Term B Facility	$567,566,287.88

6. Section 2.14 (Use of Proceeds) is hereby amended by the addition of the following at the end thereof:

The proceeds of the Add-on Term B Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to fund the consummation of the Merger (as defined in the First Amendment) and to fund transaction fees and expenses in connection with the Transaction (as defined in the First Amendment).

7. Section 2.17 (Incremental Facilities) is hereby deleted in its entirety and replaced with the following:

SECTION 2.17. [Intentionally Omitted]

8. Schedule I (Commitments) is hereby supplemented by the addition of the Add-On Term B Commitment Supplement to Schedule I attached as Annex A hereto.

9. Section 5.01(i) is hereby amended and restated in its entirety as follows:

(i) Interest Rate Hedging. (A) Enter into prior to the 90th day after the Effective Date, and maintain at all relevant times thereafter, interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the Initial Term B Advances and providing for such Persons to make payments thereunder for a period of no less than three years after the Effective Date, and (B) enter into prior to the 90th day after the Amendment Effective Date, and maintain at all relevant times thereafter, interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the Add-On Term B Advances and providing for such Persons to make payments thereunder for a period of no less than three years after the Amendment Effective Date.

10. Section 5.02(e) (Sales, Etc. of Assets) is hereby amended by the deletion of part (i) thereof in its entirety and the insertion of the following in its place:

(i) (A) sales of Inventory and delinquent accounts receivables in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory and delinquent accounts receivables in the ordinary course of its business, (B) any sale of an equity interest in any Portfolio Management Subsidiary acquired in the Merger, in order to facilitate such Portfolio Management Subsidiary becoming a Portfolio JV, or (C) sales or other dispositions in the ordinary course of business of obsolete, worn out, replaced or excess equipment that is no longer needed,

11. Section 5.02(f) (Investments in Other Persons) is hereby amended by the deletion of part (i)(E) thereof in its entirety and the insertion of the following in its place:

(E) additional Investments by the Parent and its Subsidiaries in Foreign Subsidiaries (other than Investments referred to in clause (F) or (G) below) in an aggregate amount of $100,000,000 at any time outstanding (it being agreed that for purposes of calculating the outstanding amount of any Investment as of any date under this Section 5.02(f)(i)(E), such Investment shall be deemed to have been reduced by the amount of any dividend, distribution or return of capital received by the holder thereof on account of such Investment on or prior to such date),

12. Section 5.02(g) (Restricted Payments) is hereby amended by the deletion of part (iii) thereof in its entirety and the insertion of the following in its place:

(iii) any Subsidiary of the Borrower may (A) declare and pay cash dividends or distributions to the Borrower or to any Loan Party (or, if such Subsidiary is not a Loan Party, to any other Subsidiary that is not a Loan Party) and (B) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i);

13. Section 5.04(a) (Leverage Ratio) is hereby amended by deleting from the table in such Section the rows labeled “December 31, 2007” and “March 31, 2008”, including the corresponding maximum Leverage Ratio.

14. Section 5.04(b) (Interest Coverage Ratio) is hereby amended by deleting from the table in such Section the rows labeled “December 31, 2007” and “March 31, 2008”, including the corresponding minimum Interest Coverage Ratio.

15. Section 6.01(c) (Events of Default) is hereby amended and restated in its entirety as follows:

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f) or (i), 5.02, 5.03(a), (e), (f), (g), (h), (i), (j) or (m), or 5.04;

SECTION 2. Other Agreements.

1. From and after the Approval Date, MS&Co shall no longer be Collateral Agent and MSSF shall no longer be Administrative Agent and Citizens shall be, is hereby appointed as, and hereby agrees to act as, the Collateral Agent and Administrative Agent.

2. Effective on the First Amendment Effective Date, the Required Lenders hereby consent to the consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendment or waiver thereof, except for any amendment or waiver permitted under item 12 of Section 3 below).

3. The Merger shall be deemed to constitute an Investment permitted under Section 5.02(f)(vi) of the As-Amended Credit Agreement, it being agreed, however, that the consideration paid in connection with the Merger shall not be included (whether with respect to the Merger or with respect to future transactions pursuant to Section 5.02(f)(vi)) in determining whether the maximum amounts set forth in clause (D) of Section 5.02(f)(vi) of the As-Amended Credit Agreement have been met or exceeded.

4. The increase in Applicable Margin pursuant to the amendment to the definition thereof shall be effective immediately on the First Amendment Effective Date.

5. The Equity Contribution shall be deemed to constitute a transaction permitted under Section 5.02(t) of the As-Amended Credit Agreement.

SECTION 3. Conditions to Effectiveness. The First Amendment Effective Date shall be the date on which all of the following conditions precedent have been satisfied or have been waived or deferred by Citizens as Administrative Agent (except that item (1) below may not be waived or deferred) (the “First Amendment Effective Date”):

1. Citizens shall have received this First Amendment, executed and delivered by a duly authorized officer of each of the Loan Parties and by the Required Lenders.

2. With respect to each Add-on Term Lender other than Citizens (if any), Citizens shall have received the Add-on Term B Lender Signature Page to First Agreement, executed by such Add-on Term B Lender (which Add-on Term B Lenders may be, but need not be, Lenders under the Existing Credit Agreement).

3. Citizens shall have executed the First Amendment, agreeing to become Collateral Agent and Administrative Agent, and the Add-on Term B Lender Signature Page to First Agreement, agreeing to become an Add-on Term B Lender.

4. The Borrower shall have paid the Lenders, Citizens, and RBSGC, as applicable, the fees, costs and expenses described in Section 6 of this First Amendment and in the Fee Letter executed January 11, 2008 by Citizens, RBSGC and the Parent Borrower.

5. After giving effect to this First Amendment, no Default or Event of Default shall have occurred and be continuing.

6. The Borrower shall have received from One Equity Partners II, L.P. and other current equity holders of the Parent Borrower no less than $210 million of common equity and paid-in-kind preferred equity on terms, and pursuant to documentation, satisfactory to Citizens as Administrative Agent (the “Equity Contribution”).

7. Citizens shall have received on or before the First Amendment Effective Date (except as waived or deferred in the sole discretion of Citizens as Administrative Agent) the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to Citizens as Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) Notes payable to the order of the Add-on Term B Lenders to the extent requested by the Add-on Term B Lenders pursuant to the terms of Section 2.16 of the As-Amended Credit Agreement.

(ii) A counterpart to the Security Agreement and such other Loan Documents as Citizens as Administrative Agent may reasonably deem appropriate, duly executed by each domestic Significant Subsidiary of the Parent Borrower (after giving effect to the Merger) that is not an Excluded Portfolio Subsidiary and that has not previously been a Loan Party (each, a “New Loan Party”), together with, for each New Loan Party, such deliveries of information, financing statements, certificates, instruments, documents, and agreements as may be required thereby.

(iii) Evidence of the insurance required by the terms of the Security Agreement or Credit Agreement.

(iv) Evidence that all other action that Citizens as Administrative Agent may reasonably deem necessary in order to perfect and protect the first priority (subject to Liens permitted under the Loan Documents) liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

(v) Certified copies of the resolutions of the Board of Directors (or similar governing body, as applicable) of each Loan Party approving the Merger, the First Amendment, the counterpart to the Security Agreement, and each related document to which it is or is to be a party (together, the “Transaction Documents”), and of all documents evidencing other necessary corporate action and governmental and other material third party approvals and consents, if any, with respect to the Merger and the other transactions contemplated by the First Amendment (the “Transaction”) and each Transaction Document to which it is or is to be a party.

(vi) A copy of a certificate of (1) the Secretary of State of the jurisdiction of incorporation of each New Loan Party, dated reasonably near the First Amendment Effective Date certifying (A) as to a true and correct copy of the charter of such New Loan Party and each amendment thereto on file in such Secretary’s office and (B) that such amendments are the only amendments to such New Loan Party’s charter on file in such Secretary’s office, and (2) the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated no more than 10 days before the First Amendment Effective Date, certifying that such Loan Party is duly incorporated and in good standing or presently subsisting or existing under the laws of the State of the jurisdiction of its incorporation.

(vii) A certificate or certificates of each Loan Party signed on behalf of such Loan Party by its President or Chief Financial Officer and its Secretary or any Assistant Secretary, dated the First Amendment Effective Date certifying as to the charter, bylaws, good standing, and existence of such Loan Party, the accuracy of representations and warranties, and the absence of Defaults, and as to the Solvency of the Initial Borrower (individually, and with its Subsidiaries on a Consolidated basis).

(viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) A certified copy of the Merger Agreement, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as Citizens as Administrative Agent shall request, and certified copies of a certificate of merger or other confirmation, reasonably satisfactory to Citizens as Administrative Agent, of the consummation of the Merger.

(x) A written certification from the chief financial officers of the Parent Borrower and Subsidiary Borrower, in their capacity as officers that (A) the audited and unaudited financial statements of the Parent and its consolidated subsidiaries (the “Consolidated Group”) delivered in connection with this First Amendment fairly represent in all material respects the financial condition and results of the Consolidated Group for the periods and as of the times indicated, (B) after giving pro forma effect to the Transaction, the Consolidated Group is in compliance with the financial covenants set forth in the As-Amended Credit Agreement for the most recent period for which a covenant compliance certificate was required under the Existing Credit Agreement, and (C) the forecasts of the Consolidated Group delivered in connection with this First Amendment were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of then existing conditions.

(xi) A written certification from the chief financial officers of the Parent Borrower and Subsidiary Borrower, in their capacity as officers, covering the matters described in the definition of “Senior Indebtedness” under the Senior Subordinated Indenture.

(xii) Evidence of updated ratings from Moody’s Investors Service Inc. and Standard & Poor’s.

(xiii) Favorable opinions of (1) Blank Rome LLP, counsel for the Borrower and (2) to the extent required by Citizens as Administrative Agent in its reasonable discretion, local counsel, in each case, as to such matters Citizens as Administrative Agent may reasonably request, each in form and substance reasonably satisfactory to Citizens as Administrative Agent.

(xiv) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

(xv) Evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that Citizens as Administrative Agent may reasonably deem necessary in order to perfect and protect the security interest created thereunder, and such other documentation, agreements, certificates, and filings similar to those described in Section 3.01 or 5.01 (j) (provided, that Citizens as Administrative Agent may defer the dates on which the matters described therein would otherwise required to be completed) of the Credit Agreement as Citizens as Administrative Agent may reasonably request.

8. Citizens as Administrative Agent shall be satisfied that all Debt of OSI and its subsidiaries (other than Debt that will be permitted under Section 5.02(b) of the As-Amended Credit Agreement) has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated.

9. There shall not have occurred after September 30, 2007 any event, circumstance, development, change or effect, or aggregation of events, circumstances, developments, changes or effects, that has or have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (A) the business, assets, properties, liabilities (actual and contingent), operations, condition (financial or otherwise) or prospects of the Consolidated Group, taken as a whole, (B) the ability of any Borrower or any Guarantor to perform its obligations under the Documentation, or (C) the rights and remedies of the Lenders under the Documentation for the First Amendment (a “Material Adverse Effect”), whether or not covered by insurance (it being agreed that the impairment of purchased accounts receivable of the Consolidated Group, to the extent previously reported to the Lenders in writing, shall not constitute an event, circumstance, development, change or effect that has or would reasonably be expected to have, a Material Adverse Effect).

10. There shall exist no action, suit, investigation or proceeding pending or, to the knowledge of any of the Consolidated Group, threatened in any court or before any arbitrator or governmental authority that (i) could reasonably be expected to result in a Material Adverse Effect, or (ii) purports to adversely affect the Term B Loans or any other aspect of the Transaction.

11. All governmental, shareholder and material third party consents (including Hart-Scott-Rodino clearance and including any consents or amendments (if any) that may be required with respect to the Existing Credit Agreement and the Equity Contribution) and approvals necessary in connection with the Transaction, and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Consolidated Group or the Transaction or that would seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Citizens as Administrative Agent could have such effect.

12. Citizens as Administrative Agent shall be reasonably satisfied with all other agreements entered into in connection with the Merger (including all schedules and exhibits thereto) which shall provide for the aggregate cash purchase price to be received by OSI, and all other agreements, instruments and documents relating to the Transaction (it being agreed that the Merger Agreement is satisfactory); and the Merger Agreement and such other agreements, instruments and documents relating to the Transaction shall not be altered, amended or otherwise changed or supplemented in any manner deemed by the Lead Arranger to be materially adverse to the Add-on Term B Lenders, nor any condition therein waived without the prior written consent of the Lead Arranger. The Merger shall have been consummated in accordance with the terms thereof concurrently with the consummation of the other aspects of the Transaction and in compliance with applicable law and regulatory approvals.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this First Amendment, each of the Loan Parties represents and warrants to each of the Lenders and the Administrative Agent that, as of (i) the Approval Date, and (ii) the First Amendment Effective Date:

1. This First Amendment has been duly authorized, executed and delivered by the Loan Parties and this First Amendment constitutes each of the Loan Parties’ legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

2. The representations and warranties of the Loan Parties set forth in each Loan Document are, after giving effect to this First Amendment, the Add-on Term B Loans, and the Transaction are true and correct in all material respects on and as of the First Amendment Effective Date, or, with respect to representations and warranties that are specifically made as of an earlier date, as of such date (in each case, except to the extent supplemented or updated as of a more recent date as set forth in Attachment I hereto).

3. No Default or Event of Default has occurred and is continuing or will be cause by the First Amendment or the Transaction.

SECTION 5. Effect of Amendment. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect (in each case as amended hereby). Nothing herein shall be deemed to entitle the Borrower to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

Upon and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. This First Amendment is a “Loan Document.”

Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment and performance of all Obligations under and as defined therein.

SECTION 6. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out of pocket expenses in connection with this First Amendment, including the reasonable fees, charges and disbursements of counsel Citizens as Administrative Agent in connection with this First Amendment.

SECTION 7. Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this First Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 8. Acknowledgement and Consent. Each Subsidiary and the Borrower are referred to herein as a “Credit Support Party” and collectively as the “Credit Support Parties”, and the Loan Documents to which they are a party are collectively referred to herein as the “Credit Support Documents”.

Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Existing Credit Agreement and this First Amendment and consents to the amendment of the Existing Credit Agreement effected pursuant to this First Amendment. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Support Documents the payment and performance of all “Obligations” under each of the Credit Support Documents to which is a party (in each case as such terms are defined in the applicable Credit Support Document).

Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this First Amendment.

Each Credit Support Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this First Amendment, such Credit Support Party is not required by the terms of the Existing Credit Agreement or any other Credit Support Document to consent to the amendments to the Credit Agreement effected pursuant to this First Amendment and (ii) nothing in the Existing Credit Agreement, this First Amendment or any other Credit Support Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the As-Amended Credit Agreement.

SECTION 9. Applicable Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10. Headings. The headings of this First Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective officers as of the day and year first above written.

Borrower:

NCO GROUP INC.

By	/s/ John R. Schwab
Title:	EVP & CFO

NCO FINANCIAL SYSTEMS, INC.

By	/s/ John R. Schwab
Title:	EVP & CFO

Acknowledged and Agreed (including with respect to part (1) of Section 2 of the First Amendment):

RBS SECURITIES CORPORATION
d/b/a RBS Greenwich Capital

By:	/s/ W. J. Stuart
	Name:	W. J. Stuart
	Title:	Managing Director

Acknowledged and Agreed (including with respect to part (1) of Section 2 of the First Amendment):

CITIZENS BANK OF PENNSYLVANIA,

By:	/s/ Leslie D. Broderick
	Name:	Leslie D. Broderick
	Title:	SVP